Exhibit 4.40

EXECUTION VERSION

SECOND AMENDMENT

TO THE

SPECTRA ENERGY CORP EXECUTIVE SAVINGS PLAN

(AS AMENDED AND RESTATED EFFECTIVE MAY 1, 2012)

THIS SECOND AMENDMENT (“AMENDMENT”) is made this 26th day of February, 2017, by Spectra Energy Corp, a Delaware corporation (the “Company”), to amend the Spectra Energy Corp Executive Savings Plan (as Amended and Restated as of May 1, 2012) in order to revise the definition of “Committee.”

Section 2.10 of the Plan is deleted, in its entirety, and replaced with the following new Section 2.10:

“Committee” shall mean the Compensation Committee of the Board or its delegate; provided, however, in the event that a Change in Control occurs and Spectra Energy Corp is not the surviving ultimate parent company on or after the Change in Control, then the “Committee” shall mean the compensation committee (or, if none, a comparable committee) of the board of directors (or, if none, comparable governing body) of the ultimate parent company or the delegate thereof.

As amended hereby, the Plan is hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has adopted and executed this Second Amendment on the date specified below to be effective as of February 26, 2017.

SPECTRA ENERGY CORP

By:	/s/ Dorothy M. Ables

Name:	Dorothy M. Ables

Title:	Chief Administrative Officer

Date:	February 26, 2017